Exhibit 99.1

FOR IMMEDIATE RELEASE

Cryoport Appoints Richard J. Berman to its Board of Directors

Lake Forest, CA, January 12, 2015 - Cryoport, Inc. (OTCBB:CYRX) (“Company”), the leading provider of advanced cryogenic logistics solutions for life sciences serving markets including immunotherapies, stem cells, cell lines, contract research organizations , vaccine manufacturers, and IVF, today announced the appointment of Richard J. Berman to its Board of Directors. Mr. Berman will also serve as Chairman of the Audit Committee and Compensation Committee.

Mr. Berman is a seasoned senior executive and public company board member with extensive experience across industries but more specifically with biotechnology and life sciences companies. His business career consists of more than 35 years of venture capital, management, and merger and acquisitions experience. He has served as a director or officer of more than a dozen public and private companies.

Mr. Berman currently serves as a director of four public companies including NeoStem, Inc. (NASDAQ : NBS), a leader in cellular therapy with a melanoma therapy entering Phase II clinical trials. He is also a director at Advaxis, Inc. (NASDAQ: ADXS), which is in various stages of clinical trials for cervical cancer, prostate cancer and breast cancer having recently raised $40M. Mr. Berman is Chairman of the Board of MetaStat, Inc. (OTCQB: MTST), which is developing a medical technology for predicting cancer mestasis and he serves as a board member of Lustros, Inc. (OTCQB:LSTS), which is the leading manufacturer of food quality copper sulfate manufactured under a patented process and used to control bacterial and fungal diseases in crops, and as an appetite stimulant for animals.

He currently serves as Vice Chairman of Energy Smart Resources, Inc., a privately held company, and was Chairman of National Investment Managers (OTC: NIVM.OB), with $12 billion in pension administration assets, from 2006 to 2011. From 2004 to 2010, Mr. Berman served as a Director of NexMed Inc., a public biotech company and as its Chairman and CEO from 2008 to 2010 when the company was merged with Apricus Biosciences.

Mr. Berman was Chairman and CEO of Internet Commerce Corporation, currently Easylink Services (NASDAQ: ESIC), from 1998 to 2000, and thereafter, Chairman until 2001. In 2012, he served as CEO of Prestolite Battery Company of Canada from 1984 through 1992, where he was responsible for creating the largest battery company in the world by merging with General Battery and Exide to form Exide Technologies (OTC: XIDEQ), with $800 million in revenues. Prior to that, Mr. Berman held executive positions at Goldman Sachs and Bankers Trust Company.

Mr. Berman is a past director of the Stern School of Business of NYU, where he received his B.S. and M.B.A. He also holds a J.D. from Boston College and a Special Certificate from The Hague Academy of International Law.

“For such an experienced life sciences industry expert to join our board is a strong validation of Cryoport’s position in the industry as a premier service provider for the life sciences. It is also a testament to Cryoport’s business strategy, which combines our state-of-the-art cryogenic packaging and advanced information technology with logistics expertise to provide reliable cryogenic logistics solutions to support our clients’ needs in the advancing pipeline of life science products.” said Jerrell Shelton, CEO of Cryoport.

Mr. Berman stated, “I look forward to sharing my experience in finance and the life sciences to help Cryoport execute on its financing plans and corporate strategy. In addition, I think I can assist in the identification and evaluation of new business opportunities. Cryoport provides a vital and enabling service to the development of the life sciences industry with a management team that is dedicated to execution. I feel privileged to be a part of this dynamic company’s future and will endeavor to actively support it in every aspect.”

Richard Rathmann, Chairman of the Board of Cryoport, said, “We are fortunate to have Richard join our Board. He brings new insights into the financing of microcap companies and valuable knowledge of the life sciences that will help our company move forward.”

About Cryoport, Inc.

Cryoport provides leading edge frozen logistics solutions to the life sciences industry through the combination of purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. Its competencies range from skilled, total turnkey management of the entire life sciences cold chain logistics process to complex total management solutions for outsourced cold chain logistics.

Its packaging, built around its Cryoport Express® liquid nitrogen dry vapor shippers, is validated to maintain a constant -150°C temperature for a 10-plus day dynamic shipment duration. Its information technology boast a Cryoportal™ Logistics Management Platform which manages the entire shipment process, including initial order input, document preparation, customs clearance, integrator/courier management, shipment tracking, issue resolution, and delivery. Cryoport uses recyclable and reusable components providing an environmentally friendly solution. Cryoport solutions can record the “chain of condition” and “chain of custody” for shipments thereby meeting the exacting requirements for scientific work and for regulatory purposes. For more information, visit www.cryoport.com.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2013. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer / Garth Russell

tfromer@kcsa.com / grussell@kcsa.com

P: 1 212-682-6300